UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K
__________________________

CURRENT REPORT
PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of Earliest Event Reported):  May 21, 2009
__________________________

NURX PHARMACEUTICALS, INC.
(Exact Name of Registrant as Specified in its Charter)
__________________________

Nevada	0-26694	87-0681500
(State or Other Jurisdiction of	(Commission File Number)	(I.R.S. Employer
Incorporation or Organization)		Identification No.)

18 Technology, Suite 130
Irvine, CA  92618
 (Address of Principal Executive Offices) (Zip Code)

(949) 336-7111
(Registrant’s telephone number,
including area code)

N/A
(Former Name or Former Address, if Changed Since Last Report)
__________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐      Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐      Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐      Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐      Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Effective May 21, 2009, the Board of Directors of NuRx Pharmaceuticals, Inc. (the “Company”) appointed Evan M. Levine to serve as a director of the Company for a term expiring at the next annual meeting of stockholders.  The Board has fixed the size of the Board of Directors at nine members to accommodate the addition of the new director.  Mr. Levine was also named a member of the Nominating Committee and Chairman of the Audit Committee of the Board.

Mr. Levine is currently the Managing Member of Mark Capital, LLC.  Until October 2008, he served as the President and Chief Executive Officer of Adventrx Pharmaceuticals Inc. and a director of that company until December 2008.  He has over 18 years of investment banking, venture capital, institutional trading, arbitrage dealing, and senior corporate management experience.  Mr. Levine received a BA degree in Economics and Finance from Rutgers University and completed graduate coursework at New York University’s Stern School of Business.

Mr. Levine has not been a party to, nor has he had a direct or indirect material interest in, any transaction with the Company during the Company’s current or preceding fiscal year.  His appointment to the Board was requested by Hunter World Markets, Inc. pursuant to the terms of a Private Placement Agreement dated April 27, 2007, which provided Hunter with certain rights to designate a director on the Company’s Board.

Effective June 13, 2009, Dr. Parkash Gill resigned from the Board of Directors of the Company.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

NURX PHARMACEUTICALS, INC.

	By:	/s/ Dr. Harin Padma-Nathan
Date: June 18, 2009		Dr. Harin Padma-Nathan
Chief Executive Officer